SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), dated as of June 12, 2017 (the “Effective Date”), is made by and between Hancock Jaffe Laboratories, Inc., a Delaware corporation (“Hancock Jaffe”) and Steven Cantor (“Employee” and/or “Executive”) and together with Hancock Jaffe, (the “Parties”), and amends that certain Employment Agreement, dated as of July 1, 2016, by and between Hancock Jaffe and Employee (the “7/1/2016 Employment Agreement”), as amended by the First Amendment to Employment Agreement by and between the Parties, dated as of December 2, 2016, (the “First Amendment”, and together with the 7/1/2016 Employment Agreement, collectively, the “Employment Agreement”).

RECITALS

WHEREAS, pursuant to the Employment Agreement the Employee is the Company’s Chief Business Development Officer;

WHEREAS, pursuant to Section 17 of the Employment Agreement, no provision of the Employment Agreement may be modified unless such modification is agreed to in writing and signed by Employee and such officer or director as may be designated by Hancock Jaffe; and

WHEREAS, Hancock Jaffe has requested the Employee to relocate to Orange County, California to enable the Employee to be closer following such relocation to Hancock Jaffe’s corporate headquarters in Orange County, California and as an inducement to the Employee to agree to such relocation, Hancock Jaffe has agreed to, among other things, reimburse and/or pay Employee or vendor for certain relocation and related expenses as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Amendments to Section 6--. Employee Benefits. Section 6 Employee Benefits of the Employment Agreement is hereby amended by adding the following new paragraphs (f), (g), and (h) to Section 6 Employee Benefits as follows:

(f) RELOCATION EXPENSES. At the request of Hancock Jaffe, Employee agrees and shall relocate Employee’s primary residence to within fifteen (15) miles of Hancock Jaffe’s principal offices located in Orange County, California (the “Designated Area”), by no later than August 1, 2017. In connection and as an inducement thereto, and, in addition to all other expenses payable to Employee pursuant to this Agreement, Amendment or otherwise, including, but not limited to, Section 6(e) - 6(h) of this Agreement, Hancock Jaffe shall reimburse or pay, all of Employee’s expenses (i) to relocate Employee and Employee’s household to the Orange County, California area by August 1, 2017, and (ii) to move the Employee and Employee’s household back to New York when requested by Employee, but in no event prior to twelve months from the date of this Amendment, or at such time as the Employee no longer spends a substantial portion of his daily working day working on Hancock Jaffe matters that reasonably can be determined at Employee’s sole discretion to be in Orange County, California. In connection with the expenses of Employee pursuant to this Section 6(f), Hancock Jaffe shall (x) reimburse Employee within thirty (30) days following the date Employee submits receipts for any such expenses, deposits or leases that Employee elects to pay and have Hancock Jaffe reimburse him for; and (y) pay within thirty (30) days of receipt of any invoice for any such expenses of Employee that Employee elects Hancock Jaffe to pay directly to vendor. If the Internal Revenue Service or any state or local taxing authority takes the position that the relocation expenses paid or reimbursed subject to this Agreement results in the receipt of taxable income to Employee, such expenses shall include an amount equal to the aggregate Federal, state and local income and employment taxes imposed on Employee as a direct result of such payment or reimbursement in advance.

(g) CERTAIN EXPENSES INCURRED AS A RESULT OF RELOCATION. In addition to the payment of the expenses set forth in Section 6(e) and Section 6(f) of this Agreement or otherwise, Hancock Jaffe shall also pay and/or reimburse, at the option of the Employee, during the period commencing on the Effective Date through and including the date 30 days following the last day that Employee is working for Hancock Jaffe in California, all payments for (i) a furnished primary residence selected by Employee in the Designated Area, and (ii) an automobile selected by the Employee for the sole use and benefit of Employee, which amount of ongoing payments including both the residence and the automobile shall not, based on the average of twelve months, exceed five thousand dollars ($5,000) per month, which Hancock Jaffe agrees to pay and/or reimburse the Employee for as provided herein. In connection with the expenses of Employee pursuant to this Section 6(g), Hancock Jaffe shall (x) reimburse Employee upon Employee submission of receipts for expenses; and (y) pay, upon Employee submission of any invoice for any such payments that Employee elects Hancock Jaffe to pay directly to vendor for such residence or automobile. If the Internal Revenue Service or any state or local taxing authority takes the position that the relocation expenses paid or reimbursed subject to this Section 6(g) results in the receipt of taxable income to Employee, such expenses shall include an amount equal to the aggregate Federal, state and local income and employment taxes imposed on Employee as a direct result of such payment or reimbursement in advance.

(h) RELOCATION SALARY REDISTRIBUTION. Upon Employee relocation as described herein this Agreement or Amendment, Employee shall receive from Hancock Jaffe, net of withholdings and deductions, a lump sum payment in an amount that is the total of the gross salary that would be due to Employee under Employment Agreement for the last twelve months of Employment Agreement (“Lump-Sum Payment”). Upon Employee receiving such Lump-Sum Payment upon Employee relocation, the last twelve months due Employee under Employment Agreement (including Renewal Term), shall be reduced in the same amount as the Lump-Sum Payment paid to Employee. Accept the last twelve months under Employment Agreement being reduced by the Lump-Sum Payment paid to Employee as described herein, there shall be no other reduction in salary due Employee under Employment Agreement. If and when such Lump-Sum Payment is paid, Hancock Jaffe shall also pay Employee withholdings and deductions associated with such payment. Notwithstanding the terms set forth in this Section 6(h) of this Agreement; (i) such Lump-Sum Payment is subject to claw back if Employee relocation is less than twelve months from the date of this Agreement or Amendment, and (ii) such Lump-Sum Payment and Employee withholdings and deductions shall be paid when Hancock Jaffe raises at least three million dollars ($3,000,000) in one or more closing(s) or fundraisings following the date of Amendment.

2.       Effect on the Employment Agreement; Reaffirmation. The Employment Agreement is not modified or amended other than as expressly set forth in this Amendment, and all other terms and conditions of the Employment Agreement shall remain in full force and effect. Hancock Jaffe and Employee hereby reaffirm every term, condition, covenant, representation and warranty set forth in the Employment Agreement not amended by this Amendment. Hancock Jaffe represents, warrants and agrees that commencing on the Effective Date (as defined in the 7/1/2016 Employment Agreement), Hancock Jaffe (i) hereby expressly and knowingly waives any right to terminate the Employment Agreement or Employees’ employment thereunder for any actions and/or lack of actions of Employee or otherwise prior to the Effective Date pursuant to Section 6 of the Employment Agreement (entitled “Termination”)” including, but not limited to, Sections 6(b), 6(c), 6(d) and/or 6(e) thereof, or otherwise, through and including the Effective Date including, but not limited to, for and/or related to facts it may not know on the Effective Date, but subsequently learns of, and (ii) has no claim and hereby expressly and knowingly waives any claim including, but not limited to, pursuant to Section 7(i) of the Employment Agreement, to recover or claw-back any compensation, expenses and/or other payments paid, accrued and/or otherwise due to Employee through and including the Effective Date, whether in cash, securities and/or otherwise including, but not limited to, for and related to facts it may not know on the Effective Date, but subsequently learns of. From and after the Effective Date, all references to the term (i) “Agreement” in this Amendment or the Employment Agreement shall include the terms contained in this Amendment, and (ii) except as otherwise expressly provided in this Amendment, “Effective Date” in this Amendment shall have the meaning set forth in this Amendment.

3.       Governing Law. This Amendment, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles.

4.       Counterparts. This Amendment may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile or other electronic transmission of signatures.

In witness whereof, Hancock Jaffe has caused this Amendment to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Amendment, all as of the Effective Date.

HANCOCK JAFFE LABORATORIES, INC.	STEVEN CANTOR

/S/ YURY ZHIVILO	/S/ STEVEN CANTOR
Yury Zhivilo, Chairman